EXHIBIT 10.6.2

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is entered into by and between EMC Insurance Group Inc. (“Group”), an Iowa corporation, and Employers Mutual Casualty Company (“EMC”), an Iowa corporation.

WHEREAS, Group is a publicly-held holding company that conducts operations in property and casualty insurance and reinsurance through its subsidiaries; and

WHEREAS, Group believes it is in its own best interests to enter into an agreement with EMC for the provision of certain management, administrative, and operational services; and

WHEREAS, EMC desires to provide certain management, administrative, and operational services to Group; and

WHEREAS, Group and EMC each desire that the management, administrative, and operational services of EMC be made available as needed;

NOW, THEREFORE, in consideration of the mutual promises stated in this Agreement and intending to be legally bound, the parties agree as follows:

1	SERVICES PERFORMED BY EMC

Upon request by Group and acceptance and approval by EMC, EMC shall perform those mutually agreed upon services reasonably required to assist in the management, administration, and operation of Group, which may include, but not be limited to, the services set out below.  These services shall be performed in accordance with sound management techniques.

1.1
Productivity and Technology. EMC will provide systems and services to Group necessary to provide adequate and appropriate data and processing of data for the support of Group's operations and business.

1.2	Marketing.

Providing any marketing activities requested by Group.

1.3	Strategic Planning and Operational Services.

Provide such strategic planning and services for the management of the operations of Group as mutually agreed.

1.4	Legal Services.

Provide or arrange for the provision of such legal services as are necessary to meet the needs of Group.

1.5	Property and Equipment.

Provide the property and equipment required by Group to carry out its business.  Title to any property purchased shall be held by EMC.

1.6	Administrative Services. Provide Group with administrative functions requested by Group.

1.7	Human Resources. Group utilizes EMC employees.

1.8
Financial.  Assist Group with certain financial services, including, but not limited to maintenance of appropriate banking relationships, including the establishment, maintenance, and/or transfer or termination of bank accounts in the name of Group, in accordance with Group authorization.

1.9
Insurance and Reinsurance.  Assist Group in obtaining and maintaining general liability insurance, including professional liability insurance, directors and officers liability insurance, reinsurance, and any bonds or other insurance necessary and appropriate.

1.10	Internal Audit. Develop, maintain, and perform internal audit functions.

2	Notwithstanding anything in this Agreement to the contrary, EMC shall have no financial responsibility for any cost or expense relating to the operation of Group.

3
Compensation.  Group shall reimburse EMC for salaries of certain EMC employees based on an annual estimate of the percentage of the time spent working for Group.  Payroll taxes and employee benefits will be allocated based on the prior year ratio of these consolidated expenses to salaries.  Rent for the use of EMC property will be based on square footage of space utilized.  Other expenses such as travel, printing and postage charges will be allocated based upon actual usage.  Payments for all said salaries, expenses and/or costs shall be due to EMC no later than forty-five (45) days after the end of each quarter.

4	Effective Date. Subject to any necessary regulatory approval, the effective date of this Agreement shall be December 31, 2007.

5
Term.  The term of this Agreement shall be for a period of one (1) year, and will automatically extend for additional one (1) year terms unless written notice is given by one of the parties at least ninety (90) days prior to the expiration of the then-current one-year term, in accordance with the requirements set out below.

6
Termination.  Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party.  Notwithstanding the foregoing sentence, the parties may agree to a shorter termination period by written agreement signed by both parties.

Either party may terminate this Agreement at any time upon delivery of written notice to the other (i) if the other party applies for or consents to the appointment of a receiver, trustee, or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, admits in writing its inability to pay its debts as they become due, makes a general assignment for the benefit of creditors, files a petition or an answer seeking reorganization or arrangement with creditors or taking advantage of any insolvency law; or (ii) if an order, judgment, or decree is entered by a court of competent jurisdiction adjudicating the other party bankrupt or insolvent, approving a petition seeking reorganization, or appointing a receiver, trustee or liquidator of all or a substantial part of its assets.

In the event of termination by either party for any reason, EMC shall (i) proceed to transfer all of its responsibilities under this Agreement to Group, or any management company designated by Group, in an orderly fashion subject to a full and complete accounting, and (ii), if so requested by Group, make a good faith effort to find another company to provide the services performed by EMC for the benefit of Group pursuant to this Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns.

7
Independent Contractors.  Nothing in this Agreement shall affect the separate identities of Group and EMC.  Except as specifically agreed herein, neither party to this Agreement intends to be the partner or agent of the other.  Neither party intends to limit the other party in any manner in the conduct of its businesses, ventures, or activities not specifically provided for in this Agreement.

8
Amendments.  This Agreement may be amended at any time by mutual agreement of the parties, provided that any amendment shall be in writing signed by both parties and shall be subject to regulatory approval before it becomes effective.

9	Indemnity.

Group shall indemnify and hold harmless EMC and will reimburse EMC for any loss, liability, claim, damage, expense, including cost of investigation and defense and reasonable attorney fees and expenses, sustained or incurred by EMC arising out of or relating to any breach by Group of its duties, obligations, or representations under this Agreement.

EMC shall indemnify and hold harmless Group and will reimburse Group for any loss, liability, claim, damage, expense, including cost of investigation and defense and reasonable attorney fees and expenses, sustained or incurred by Group arising out of or relating to any breach by EMC of its duties, obligations, or representations under this Agreement.

10
Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument, but none of which will be deemed to be binding unless and until all parties have signed this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 2nd day of January, 2008, to be effective as of December 31, 2007.

EMPLOYERS MUTUAL CASUALTY COMPANY

By:	/s/ Bruce G. Kelley
Bruce G. Kelley
President and Chief Executive Officer

EMC INSURANCE GROUP INC.

By:	/s/ William A. Murray
William A. Murray
Executive Vice President & Chief Operating Officer